UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________
FORM 8-K
______________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) – March 27, 2009

RF MONOLITHICS, INC.
(Exact name of Registrant as Specified in Charter)

Delaware	0-24414	75-1638027

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4441 Sigma Road Dallas, Texas 75244

(Address of Principal Executive Offices)(Zip Code)

Registrant's telephone number, including Area Code - (972) 233-2903

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On March 27, 2009, RF Monolithics, Inc. (the “Company”) reported to the lender (the “Bank”) under its Credit and Security Agreement dated August 29, 2007, as amended (the “Credit Agreement”), that the results of operations for its second quarter fiscal year 2009 resulted in non-compliance with several financial covenants under the Credit Agreement.   The Credit Agreement provides that, upon non-compliance with such financial covenants, the Bank may take various actions, including among other things any one or more of the following:  (i) terminate its commitment to make advances to the Company, (ii) declare the balance of the indebtedness, in the amount of approximately $4.7 million as of March 31, 2009, due and payable, (iii) exercise its rights as a secured creditor by taking possession of or otherwise liquidating some or all its collateral or (iv) increase the interest rate on unpaid balances.

Pursuant to the Credit Agreement the Bank has increased the interest rate by 400 basis points retroactively to March 1, 2009.  The Bank has chosen not to exercise its other rights under the Credit Agreement at this time.  The Company continues to have access to available funds under the revolver. The announcement of these events was made through the New Release attached hereto as Exhibit 99 to this Report and incorporated herein.

9.01  Financial Statements and Exhibits

(c)       Exhibits.

Exhibit	Description

99	RF Monolithics, Inc. News Release dated April 2, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RF MONOLITHICS, INC.

		By:	/s/ Harley E. Barnes III
Harley E. Barnes III
Chief Financial Officer

Date:	April 2, 2009

EXHIBIT INDEX

Exhibit	Description

99	RF Monolithics, Inc. News Release dated April 2, 2009.